Clarivate Announces Change to its Board of Directors
London, U.K., November 2, 2020 – (PR Newswire) - Clarivate Plc (NYSE: CCC), a global leader in providing trusted information and insights to accelerate the pace of innovation, announced today that Michael S. Klein, a member of the board of directors, has informed the Company of his decision to step down from the board. Mr. Klein previously served as Chairman of Churchill Capital Corp, a special purpose acquisition company (SPAC), which merged with Clarivate in May 2019.
Jerre Stead, Executive Chairman and CEO said: “On behalf of the entire company and the Board of Directors, I am very grateful for Michael’s contributions and guidance over the past couple years. Clarivate has benefited significantly from Michael’s business and leadership expertise. We wish him well with his future endeavors.”
With Mr. Klein’s departure, the Clarivate Board will consist of 12 members.
About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions. Covering scientific and academic research, pharmaceutical, biotech and healthcare intelligence and intellectual property services, we help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.
Category: Board of Director change
Source: Clarivate Plc
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Mark Donohue, Head of Investor Relations
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